Exhibit (b)(2)

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 240.24b-2

DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	BANK OF AMERICA, N.A MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036

THE BANK OF NOVA SCOTIA

650 West Georgia Street

Suite 1800

Vancouver, BC

Canada V6 4N7

August 11, 2013

DFC Holdings, LLC

c/o Castle & Cooke, Inc.

10900 Wilshire Boulevard

Los Angeles, California 90024

Attention: David H. Murdock

CONFIDENTIAL

Project Fresh

$675 million Term Facility

$150 million ABL Facility

$325 million Senior Bridge Facility

Fee Letter

Ladies and Gentlemen:

Reference is made to the commitment letter, dated the date hereof (including the exhibits and other attachments thereto, the “Commitment Letter”), among Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI”), Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), The Bank of Nova Scotia (“Scotia” and together with DBSI and Merrill Lynch, the “Lead Arrangers” and, together with DBSI, DBNY, DBCI, Bank of America and Merrill Lynch, collectively, “we”, “us” or the “Agents”) and you. Terms used but not defined in this letter agreement (this “Fee Letter”) shall have the meanings assigned thereto in the Commitment Letter.

Subject to the terms and conditions set forth in the Commitment Letter, (i) DBNY, Bank of America and Scotia have severally committed to provide the Term Facility and DBNY has committed to act as sole Term Administrative Agent thereunder, (ii) DBNY, Bank of America and Scotia have severally committed to provide the ABL Facility and DBNY has committed to act as sole ABL Administrative Agent thereunder (iii) DBCI, Bank of America and Scotia have severally committed to provide the Senior Bridge Facility and DBCI has committed to act as sole Administrative Agent thereunder, and (iv) the Lead Arrangers have agreed to act as exclusive Lead Arrangers with respect to the Facilities. This Fee Letter will supplement the Commitment Letter by setting forth the arrangements relating to compensation for certain services rendered and to be rendered by the Agents. Each Agent’s commitment in respect of the Term Facility, ABL Facility or the Senior Bridge Facility, as the case may be, each of DBNY’s and DBCI’s willingness to act as Administrative Agent with respect to the Term Facility, ABL Facility or the Senior Bridge Facility, as the case may be, and the Lead Arrangers’ agreement to act as lead arrangers with respect to the Facilities, are subject to your acceptance and return of this Fee Letter concurrently with the Commitment Letter.

1.	Senior Secured Credit Facilities Fees.

As consideration for the commitments and agreements under the Commitment Letter with respect to the Senior Secured Credit Facilities, you hereby agree to pay (or cause to be paid) the following non-refundable amounts:

(a) an arrangement fee (the “Term Arrangement Fee”) equal to […***…] of the total commitments with respect to the Term Facility provided under the Commitment Letter on the date hereof (i.e., $675 million and without giving effect to any syndication or assignment thereof or any increase in the principal amount of the Term Facility as a result of the penultimate paragraph of Section 3 of this Fee Letter), the full amount of which fee shall be earned and payable on the Closing Date, such Term Arrangement Fee to be paid 40% to DBNY, 30% to Bank of America and 30% to Scotia;

(b) an arrangement fee (the “ABL Arrangement Fee” and together with the Term Arrangement Fee, the “Arrangement Fees”) equal to […***…] of the total commitments with respect to the ABL Facility provided under the Commitment Letter on the date hereof (i.e., $150 million and without giving effect to any syndication or assignment thereof) or, if greater, the aggregate principal amount of commitments in effect under the ABL Facility on the Closing Date, the full amount of which fee shall be earned and payable on the Closing Date, such ABL Arrangement Fee to be paid 40% to DBNY, 30% to Bank of America and 30% to Scotia;

(c) (i) an upfront fee of […***…] on the aggregate principal amount of Term Loans funded on the Closing Date payable to the Term Administrative Agent for the ratable account of each Term Lender; provided that such upfront may, at the election of the Lead Arrangers, be reflected as a discount to par reflected in the issuance price of the Term Loans on the Closing Date and (ii) an upfront fee of […***…] of each Lender’s commitment under the ABL Facility payable to the ABL Administrative Agent for the ratable account of each such Lender on the Closing Date; and

(d) (i) an annual agent’s administration fee of $200,000, which fee shall be payable annually in advance to DBNY (solely for its own account) (A) on the Closing Date in respect of the first year of the Term Facility and (B) on each successive anniversary thereof until the termination of the Term Facility and the repayment of all amounts outstanding thereunder; and (ii) an annual agent’s administration fee of $50,000, which fee shall be payable annually in advance to DBNY (solely for its own account) (A) on the Closing Date in respect of the first year of the ABL Facility and (B) on each successive anniversary thereof until the termination of the ABL Facility and the repayment of all amounts outstanding thereunder.

If, in connection with, (x) the consummation of the Acquisition or (y) any transaction that results in a merger, consolidation or the acquisition of all or substantially all of the equity securities or assets of the Company and its subsidiaries by Holdings or any of its affiliates, directly or indirectly, occurring during

*Confidential Treatment Requested

the period from the date hereof to the date that is the twelve month anniversary of the date hereof (any such transaction, an “Alternate Transaction”), another financial institution proposes to provide bank or other syndicated credit financing or debt securities financing to you in lieu of the Senior Secured Credit Facilities (notwithstanding a willingness on the part of the Agents to provide such Senior Secured Credit Facilities), you agree that unless the Agents have breached their funding obligations under the Commitment Letter with respect to the Senior Secured Credit Facilities or otherwise declined to provide the Senior Secured Credit Facilities on the terms and conditions set forth in the Commitment Letter (or have failed, following a request by you, to reaffirm their willingness in a timely manner to provide the Senior Secured Credit Facilities on the terms and conditions of the Commitment Letter), to offer to the Agents a bona fide right to provide, place, arranger or underwrite such financing on substantially the same terms so proposed prior to the consummation of the Acquisition or such Alternate Transaction and shall appoint the Agents as joint lead arrangers for such alternate financing if the Agents have agreed to provide such financing on such proposed terms or such other terms as are mutually agreed between the Borrower or Holdings, as applicable, and the Agents; provided that (a) the proposal to provide such alternate financing for such Alternate Transaction shall be for a primary purpose that is other than to reduce pricing and fees as compared to the Senior Secured Credit Facilities (it being understood that if such proposal to provide such alternate financing for such Alternate Transaction is primarily for the purpose of reducing pricing and fees as compared to the Senior Secured Credit Facilities, the Alternate Transaction Fee shall be payable upon the consummation of such Alternative Transaction); and (b) (1) if such offer is not provided to the Agents as set forth above, the Borrower or Holdings, as applicable, shall pay (or cause to be paid) to the Agents an amount equal to […***…] of the Arrangement Fees that would have been payable on the Closing Date, as set forth above, immediately upon consummation of the Acquisition or such Alternate Transaction, as applicable; and (2) if, after being given such offer, any Agent fails to accept such offer to provide such alternative financing, the Borrower or Holdings, as applicable, shall not be required to pay (or cause to be paid) to such Agent that portion of any Alternative Transaction Fees (as defined below) to which it would have otherwise been entitled had it not so failed to offer to provide such alternative financing. The payment to the Agents of the full amount owing under this paragraph, if any (the “Alternative Transaction Fee”), shall discharge both the Borrower and Holdings from their obligations under this paragraph of this Fee Letter and such payment shall terminate (to the extent not theretofore terminated) the applicable Agents’ commitments relating to the Senior Secured Credit Facilities under the Commitment Letter.

2.	Senior Bridge Facility Fees.

As consideration for the commitment and agreements under the Commitment Letter with respect to the Senior Bridge Facility, you agree to pay (or cause the Borrower to pay) the following non-refundable amounts:

(a) a commitment fee (the “Bridge Commitment Fee”) equal to […***…] of the total commitments with respect to the Senior Bridge Facility provided under the Commitment Letter on the date hereof (i.e., $325 million), the full amount of which fee shall be earned on the date hereof and payable on the Closing Date, such Bridge Commitment Fee to be paid 40% to DBCI, 30% to Bank of America and 30% to Scotia;

(b) a funding fee (the “Bridge Funding Fee”) equal to […***…] of the total amount funded under the Senior Bridge Facility on the Closing Date, the full amount of which fee shall be earned and payable on the Closing Date, such Bridge Funding Fee to be paid 40% to DBCI, 30% to Bank of America and 30% to Scotia; and

(c) a conversion fee (the “Conversion Fee”) equal to […***…] of the aggregate principal amount of any Senior Extended Term Loans and/or Senior Exchange Notes made or

*Confidential Treatment Requested

issued, as applicable, by the Bridge Lenders on the Conversion Date to refinance any outstanding Senior Bridge Loans, which Conversion Fee shall be payable in full on the Conversion Date and shall be paid 40% to DBCI, 30% to Bank of America and 30% to Scotia.

If you, or any other person or entity controlled by or affiliated with you, consummates at any time within one year after the date hereof, the Transaction, or a transaction substantially similar to the Transaction, or a merger or consolidation or acquisition of all or a substantial part of the assets of the Acquired Business (or any subsidiary or holding company thereof), but do not borrow under the Senior Bridge Facility or finance such transaction with Senior Notes at the time of the consummation thereof (any such transaction, an “Alternate Bridge Transaction”), you agree that unless the Agents have breached their funding obligations under the Commitment Letter with respect to the Senior Bridge Facility or otherwise declined to provide the Senior Bridge Facility on the terms and conditions set forth in the Commitment Letter (or have failed, following a request by you, to reaffirm their willingness in a timely manner to provide the Senior Bridge Facility on the terms and conditions of the Commitment Letter), the Borrower or Holdings, as applicable, shall pay (or cause to be paid) to the Agents a non-refundable fee equal to the sum of […***…] of the Bridge Commitment Fee and […***…] of the Conversion Fee that would have been payable if the entire aggregate principal amount of the Senior Bridge Facility had remained outstanding on the Conversion Date, which fees shall be due and payable at the time of consummation of such Alternate Bridge Transaction, such fee to be paid 40% to DBCI, 30% to Bank of America and 30% to Scotia, it being understood that the payment of the full amount owing in accordance with this clause (d), if any, shall discharge you from your obligations under clauses (a), (b) and (c) of this Section 2 and such payment shall terminate (to the extent not theretofore terminated) the Agents’ commitments with respect to the Senior Bridge Facility under the Commitment Letter.

3.	Market Flex.

In addition to the fee arrangements described above, and notwithstanding anything to the contrary contained in the Commitment Letter, you agree that Lead Arrangers who hold (or whose affiliates hold) a majority in aggregate principal amount of the commitments in respect of the Senior Secured Credit Facilities under the Commitment Letter on the date hereof (the “Majority Lead Arrangers”) shall be entitled, after consultation with you, to make one or more of the following changes to the terms of the Facilities at any time prior to the earlier of (x) a Successful Syndication (as defined below) and (y) 90 days after the Closing Date, if the Majority Lead Arrangers reasonably determine that such changes are advisable to facilitate a Successful Syndication or a Successful Syndication is not achieved by the Closing Date:

(i) Pricing: the Majority Lead Arrangers shall be entitled to increase the interest rate margins with respect to (a) the Term Facility by up to […***…] (or, if the Borrower’s corporate rating is not at least […***…] from Moody’s and at least […***…] from S&P (in each case with a stable outlook), […***…]), (b) the FILO Loans by up to […***…] and (c) the Revolving Loans, Swingline Loans and Letter of Credit fees by up to […***…];

(ii) Maturity of Term Facility: the Majority Lead Arrangers shall be entitled to reduce the final stated maturity of the Term Facility to the date occurring […***…] years after the Closing Date;

(iii) Uncommitted Incremental Facilities: the Majority Lead Arrangers shall be entitled to (x) reduce the maximum aggregate principal amount of the Incremental Term Facilities that are not subject to the Senior Secured Net Leverage test from […***…] to […***…], (y) decrease to […***…] the maximum Senior Secured Net Leverage Ratio test for the incurrence of any debt under the Incremental Term Facilities in excess of […***…] (or in excess of

*Confidential Treatment Requested

[…***…], if such limit has been reduced pursuant to the preceding clause (x)), and (z) reduce the […***…] “MFN” cushion referred to in the section of the Term Facility Term Sheet entitled “Uncommitted Incremental Facilities” to no lower than
[…***…];

(iv) Excess Cash Flow Mandatory Prepayments: the Majority Lead Arrangers shall be entitled to increase the highest percentage of annual Excess Cash Flow required to be applied to repay Term Loans as provided in the Term Facility Term Sheet under the heading “Mandatory Repayments and Commitment Reductions” from […***…] to […***…], with step-downs to
[…***…], […***…] and […***…] thereafter based on meeting specified leverage ratios to be agreed;

(v) Financial Covenants: the Majority Lead Arrangers shall be entitled to change the terms of the Term Facility so that a financial maintenance covenant is made applicable to the Term Loans which covenant shall be based on the Borrower’s total leverage ratio and set at a cushion […***…] to Holdings’ projections delivered to the Lead Arrangers prior to the date hereof;

(vi) Prepayment Premium; the Majority Lead Arrangers shall be entitled to change the terms of the Term Facility so that any prepayment of the Term Loans on or prior to the first anniversary of the Closing Date shall be accompanied by a premium of […***…] of the principal amount of Term Loans so prepaid and any prepayment of the Term Loans following the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date shall be accompanied by a premium of […***…] of the principal amount of Term Loans so prepaid;

(vii) Non-call period; the Majority Lead Arrangers shall be entitled to change the terms of the Senior Bridge Loans, Senior Extended Term Loans and Senior Exchange Notes so that such Senior Bridge Loans, Senior Extended Term Loans and Senior Exchange Notes are not pre-payable or redeemable prior to […***…] (other than pursuant to a customary “make whole” prepayment or redemption), with an initial call premium of par plus […***…] of the coupon, (declining to par on a customary schedule); and

(viii) Cash Netting: the Majority Lead Arrangers shall be entitled to add a cap of […***…] on the amount of unrestricted cash permitted to be netted out of the calculation of indebtedness for the purposes of calculating the Senior Secured Net Leverage ratio and other net leverage ratios included in connection with determining compliance with financing covenants.

As used herein, the term “Successful Syndication” shall mean that the Agents and their affiliates shall have reduced their collective commitments and/or outstandings under the Term Facility, the Senior Bridge Facility and the ABL Facility to […***…], respectively.

It is understood that up to (x) in the case of the Term Facility, […***…] (or, if the Borrower’s corporate rating is not at least
[…***…] from Moody’s and at least […***…] from S&P (in each case with a stable outlook) […***…]) and (y) in the case of the ABL Facility, any of the increased interest rates permitted pursuant to clause (i) of the second preceding sentence may, at the election of the Majority Lead Arrangers, take the form of original issue discount (“OID”) or additional upfront facility fees, in which case such OID or additional facility fees shall be equated to such interest rates in a manner determined by the Lead Arrangers and consistent with generally accepted financial practices, based on an assumed […***…]-year life-to-maturity (i.e., a […***…] ratio of interest rate to OID such that […***…] per annum of interest rate equates to 1.0% of OID), without regard to any present value discount. Notwithstanding anything to the contrary in the Commitment Letter, in the event any OID or

*Confidential Treatment Requested

fees are required pursuant to this Section 3, at the option of the Lead Arrangers, either (i) the principal amount of the Term Facility shall be increased and/or (ii) subject to the Line Cap, the Borrower will be permitted to borrow under the ABL Facility in either case, in an amount sufficient to fund such OID or upfront fees.

Furthermore, if the Closing Date occurs before a Successful Syndication, then (x) this paragraph shall survive until the earlier of (I) the Successful Syndication and (II) 90 days after the Closing Date and you shall, and shall cause the Borrower and the Guarantors to, enter into documentation on the Closing Date satisfactory to the Majority Lead Arrangers acknowledging that the provisions of the preceding paragraph and (y) it shall be a condition precedent to the Closing Date that the actions described in preceding clause (x) shall have been taken.

4.	Securities Demand.

You agree to engage one or more investment banks (collectively, the “Investment Bank”) reasonably satisfactory to the Lead Arrangers to publicly sell or privately place debt or preferred equity securities (the “Securities”) that will provide proceeds in an aggregate amount sufficient to replace the Agents’ commitment with respect to the Senior Bridge Facility or repay all or any portion of the principal and other amounts then outstanding under the Senior Bridge Facility and the Senior Extended Term Loans. You shall take any and every action reasonably requested by the Investment Bank so that the Investment Bank can, as soon as practicable after the first date on which a Securities Demand (as defined below) may be given, privately place, in one or more offerings or placements, the Securities. Subject to the other provisions and limitations of this paragraph and the following paragraph, the Investment Bank, in its reasonable discretion after consultation with you, shall determine whether, and in what amounts, the Securities shall be issued by the Borrower and/or its subsidiaries (and to the extent permitted below, Holdings) and the amount of each series of Securities to be issued if the Securities are to be issued in a series of offerings and/or placements and what type of Securities or combination of Securities are to be issued. You further agree that you will not award any title of joint lead arranger or book-running manager, other than to the Investment Bank, in connection with any offering of Securities.

Upon notice by the Majority Lead Arrangers (a “Securities Demand”) to the Borrower at any time and from time to time beginning on the Closing Date (but on not more than three occasions) and prior to the first anniversary of the Closing Date, the Borrower will cause the issuances and sales of Securities by the Borrower and/or its subsidiaries (provided that a Securities Demand may require that Securities in an aggregate principal amount of up to the amount that would result in […***…] of gross proceeds be issued by Holdings (and such Securities, “Holdings Securities”) that will provide proceeds in amounts equal to the proposed amount of Senior Bridge Facility or, if the Senior Bridge Facility has been funded, in an amount sufficient to repay all or any portion of the principal and other amounts then outstanding under the Senior Bridge Facility or the Senior Extended Term Loans, in any such case upon such terms and conditions as specified in the Securities Demand; provided that (i) the interest rate (whether floating or fixed, cash pay or non-cash pay) of any debt security shall be determined by the Investment Bank in light of the then prevailing market conditions for comparable securities, provided, however, that the weighted average total effective yield of (x) the Senior Bridge Facility, the Senior Extended Term Loans and any Securities (other than Holdings Securities) may not exceed the Total Bridge Loan Cap and (y) the weighted average total effective yield of any Holdings Securities may not exceed the greater of (I) […***…] (or, if the issue rating for the Holdings Securities is not at least […***…] from Moody’s and at least […***…] from S&P (in each case with a stable outlook), […***…]) and (II) the weighted average total effective yield that would cause the weighted average effective total yield of the Senior Bridge Facility, the Senior Extended Term Loans and any Securities (including Holdings Securities) to equal the Total Bridge Loan Cap; (ii) in the event that the Securities are issued in more than one tranche, no tranche of Securities issued by the Borrower shall have a total effective yield payable by the Borrower

*Confidential Treatment Requested

that exceeds the Total Bridge Loan Cap by more than […***…], (iii) no Securities shall be issued at a price to the Borrower or Holdings of less than […***…] of the original principal amount of such Securities, (iv) any Holdings Securities shall only require the payment in cash of interest prior to the date the principal of the Holdings Securities becomes due to the extent the Borrower is permitted by the terms of the Facilities (and any indenture governing Securities issued by the Borrower) to make distributions to Holdings sufficient to make such payments as of a customary measurement period prior to each interest payment, (v) to the extent that the Borrower reasonably determines that it is necessary to prevent the Borrower from incurring material adverse tax consequences, and so long as no Demand Failure (as defined below) has occurred and is continuing, during the 45 day period commencing on the Closing Date, at least […***…] of any Securities issued during such time shall be issued to bona fide investors that are not affiliates of the Investment Bank, any of the Initial Lenders or the Lead Arrangers (which for the avoidance of doubt shall not include asset management affiliates (as defined below), which shall be deemed to be bona fide unaffiliated investors); (vi) the maturity of any Securities shall not be earlier than […***…] later than the final stated maturity for the Term Facility; (vii) the Securities will be issued through a private placement and will be “Rule 144A for life”; (viii) the Securities will be issued pursuant to one or more indentures which shall contain such terms, conditions and covenants as are typical and customary for similar financings to the extent available in light of the then prevailing market conditions; (ix) except in the case of Holdings Securities, the Securities shall be issued in minimum amount of at least […***…] (or, if less, the amount necessary to refinance all outstanding Senior Bridge Loans, Senior Extended Term Loans and Exchange Notes), (x) the Securities shall not be redeemable prior to […***…] (other than pursuant to a customary “make whole” prepayment or redemption), with an initial call premium thereafter of […***…], (xi) the Securities shall be unsecured, (xii) for purposes of determining whether the yield on such Securities complies with clauses (i) and (ii) above, (A) with respect to any floating rate Securities, the interest rate on such floating rate Securities shall be converted to a fixed rate swap equivalent for the term of such Securities in accordance with customary market convention and (B) any original issue discount shall be calculated in accordance with customary market convention for high yield securities (xiii) a customary AHYDO savings clause will be included at the election of the Borrower if the Securities would otherwise anticipate AHYDO and (xiv) all other arrangements with respect to the Securities shall be customary in light of the then prevailing market conditions as determined by the Investment Bank. In the event that the Investment Bank determines that a loan syndication would be preferable to, or advisable instead of, the placement of debt or preferred equity securities, the Investment Bank may require that loans be made in lieu of the issuance of Securities so long as such loans are on terms that satisfy the foregoing clauses (i) through (vi) and (ix) through (xiii) (for such purpose, treating references to “debt securities”, “Securities” and “indentures” as a reference to “loans”, “loans” and “loan agreements”, respectively).

Any Securities issued to, or held by, the Initial Lenders or investors affiliated with the Initial Lenders (other than asset management affiliates purchasing the Securities in the ordinary course of their business as part of a regular distribution of the Securities (“Asset Management Affiliates”), and excluding Securities acquired pursuant to bona fide open market purchases from third parties for market making activities (“Repurchased Securities”)) shall be prepayable and/or subject to redemption at the issue price plus accrued and unpaid interest and accreted OID (and for the avoidance of doubt, without premium or penalty of any kind) for so long as such Securities are held by them. The redemption provisions of the Securities will provide for nonratable voluntary redemptions of Securities (other than Repurchased Securities) held by the Initial Lenders and their affiliates (other than Asset Management Affiliates) at such prices for so long as such Securities are held by them.

Notwithstanding anything to the contrary contained in the Senior Bridge Facility Term Sheet, in the event of a failure by the Borrower or Holdings to execute an offering pursuant to a Securities Demand (a “Demand Failure”), the Lead Arrangers shall have the right to increase the interest rate with respect to the Senior Bridge Loans and/or the Senior Extended Term Loans, as the case may be, upon such failure

*Confidential Treatment Requested

(or any time thereafter) such that the aggregate weighted average interest rate of all outstanding Senior Bridge Loans, Senior Extended Term Loans and Securities shall not exceed the Total Bridge Loan Cap plus any increase that would have resulted if all Securities (other than Holdings Securities) had been issued with a weighted average effective yield equal to the Total Cap and the Holdings Securities had been issued with a weighted average effective yield equal to […***…] (or, if the issue rating for the Senior Bridge Facility, the Notes, and the Securities is not at least […***…] from Moody’s and at least […***…] from S&P (in each case with a stable outlook), […***…]). The interest rate with respect to the Senior Bridge Loans and the Senior Extended Term Loans following any adjustment pursuant to the preceding sentence shall continue as the applicable interest rate through the maturity of the Senior Bridge Loans or the Senior Extended Term Loans, as the case may be. After such a failure to execute an offering pursuant to a Securities Demand, the Senior Bridge Loans or the Senior Extended Term Loans, as the case may be, will be modified to include the call protection provisions that would have been applicable to the Senior Exchange Notes. In addition, the Conversion Fee, if not previously paid, shall become immediately due and payable upon any such failure to execute an offering pursuant to a Securities Demand. The foregoing shall be the sole and exclusive remedy for the failure to comply with the terms of the immediately preceding paragraph in the case of any Securities Demand after the Closing Date. For the sake of clarity, the occurrence of a Demand Failure shall not constitute a default or an event of default under the Bridge Facility. It is understood and agreed that upon the termination of the commitments under the Commitment Letter the “Securities Demand” provisions of this Fee Letter shall terminate, unless the Senior Bridge Facility is funded prior to or substantially simultaneously with such termination.

You agree that, for the purposes of this Fee Letter and the Commitment Letter, “Total Bridge Loan Cap” shall mean […***…] (or, if the issue rating for the Senior Bridge Facility, the Notes, and the Securities is not at least […***…] from Moody’s and at least […***…] from S&P (in each case with a stable outlook), […***…]).

For the avoidance of doubt, (i) the Investment Bank may reoffer the Securities to investors at any price below or above the proceeds to the Borrower and (ii) any material adverse tax consequences shall not be a basis for the failure to comply with the covenant herein (other than to the extent set forth in clause (iv) of the second paragraph of this Section 4). It is agreed that the yield payable by the Borrower on any Securities issued pursuant to a Securities Demand shall not include (x) any original issue discount arising from below par resales by the Investment Bank or (y) the tax impact of any “cancellation of indebtedness.”

5.	General.

All fees payable pursuant to this Fee Letter (i) are in addition to and not creditable against any other fee payable to any of the Agents and/or any of their respective affiliates (including fees payable pursuant to any other agreements or for acting in any other capacities), (ii) are, once paidnot refundable under any circumstances, (iii) are in addition to any cash reimbursement required to be paid to the Agents pursuant to the Commitment Letter for its out-of-pocket fees and expenses incurred in respect of the Transaction, (iv) with respect any amounts payable to each Agent, shall be retained and/or distributed by such Agent in such manner as it determines in its sole discretion (it being understood that any and all fees payable hereunder to any Agent may be allocated by such Agent to any of its affiliates), (v) will not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter and (vi) will be paid in U.S. dollars and in immediately available funds.

You agree that (i) you will not disclose this Fee Letter or the contents hereof other than as permitted by the Commitment Letter and (ii) your obligations under this Fee Letter shall survive the expiration or termination of the Commitment Letter and the funding of the Facilities.

*Confidential Treatment Requested

It is understood that this Fee Letter shall not constitute or give rise to any obligation on the part of any Agent to provide or arrange any financing; such an obligation will arise only under the Commitment Letter if accepted in accordance with its terms. This Fee Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. THIS FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION). This Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Fee Letter by facsimile (or other electronic) transmission shall be effective as delivery of a manually executed counterpart of this Fee Letter. Section headings used herein are for convenience of reference only, are not part of this Fee Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Fee Letter.

If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof, whereupon this Fee Letter shall become a binding agreement between us.

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Scottye Lindsey
Name:	Scottye Lindsey
Title:	Director

By:	/s/ Enrique Landaeta
Name:	Enrique Landaeta
Title:	Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Scottye Lindsey
Name:	Scottye Lindsey
Title:	Director

By:	/s/ Enrique Landaeta
Name:	Enrique Landaeta
Title:	Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Chris Dorsett
Name:	Chris Dorsett
Title:	Director

By:	/s/ William Frauen
Name:	William Frauen
Title:	Managing Director

BANK OF AMERICA, N.A.

By:	/s/ Elaine Kao
Name:	Elaine Kao
Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Elaine Kao
Name:	Elaine Kao
Title:	Director

THE BANK OF NOVA SCOTIA

By:	/s/ Diane Emanuel
Name:	Diane Emanuel
Title:	Managing Director

Accepted and agreed to as of the date first above written:

DFC HOLDINGS, LLC

By:	/s/ Scott Griswold
Name:	Scott Griswold
Title:	Manager